Exhibit (n)(2)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form N-2 of our report dated June 23, 2010, relating to the statement of assets and liabilities of Gladstone Lending Corporation, which appears in such Registration Statement. We also consent to the reference to us under the caption “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
McLean, Virginia
June 28, 2010